UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 21, 2018

SUNERGY INC
(Exact name of registrant as specified in its charter)

NEVADA	000-52767	26-4828510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14362 N. FRANK LLOYD WRIGHT BLVD STE 1000 SCOTTSDALLE, AZ	85260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(480) 477-5010

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

The U.S. Securities and Exchange Commission announced the temporary suspension of trading in the securities of the following issuers, commencing at 9:30 a.m. EDT on September 13, 2018 and terminating at 11:59 p.m. EDT on September 26, 2018:

The Commission temporarily suspended trading in the securities of Sunergy Inc. (SNEY), due to a lack of current and accurate information about the company. This order was entered pursuant to Section 12(k) of the Securities Exchange Act of 1934 (Exchange Act).

Item 8.01	Other Events

Sunergy Inc. continues to retain the accumulating debt, as reported in the third quarter 2015 10Q filing, with exception of settling third party institutional lending, in addition Sunergy, Inc. would incur substantial additional debt related to the auditing cost which would be incurred for bringing all past quarters and annual filings up-to-date.

Since the last quarterly filings/Annual filings, 2015, Sunergy has not had cash flow or funding available for continued operations or mining Consulting. Garrett Hale, CEO and President of Sunergy Inc, has continued to loan Sunergy the funds to deploy, relocate, repair and operate Diamond exploration equipment, under a management for profit agreement, and to oversee and fund local labor to procure current gravel in Sierra Leone, that show to be diamond-producing, but to date not yet of sufficient value to cover costs of operations. Garrett Hale has already funded operations moving forward, sufficient to continue washing the remaining half of accumulated gravels for the next two to three weeks. This will complete washing the gravels obtained from the exploration work which began March 2018 and was continued from exploration in 2017.We can only speculate that, based on current findings, there will continue to be Diamond production from the gravels, without knowing the actual values ahead. We are hopeful that the gravels will become more productive and potentially cover the current management costs to date. In addition to substantial prior loans, Garrett Hale has lent Sunergy, Inc. in excess of $180,000, since beginning of management of the current Sierra Leone project in 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNERGY INC

/s/ Garret Hale
Garret Hale
President and CEO

Date:	September 21, 2018

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